Exhibit 8.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, GA 30309-3521 www.kslaw.com

June 19, 2014

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, Georgia 31901

Re: Merger of Badlands Acquisition Corporation, a direct wholly owned subsidiary of Carmike Cinemas, Inc., with and into Digital Cinema Destinations Corp.

Ladies and Gentlemen:

We have acted as counsel to Carmike Cinemas, Inc., a Delaware corporation (“Carmike”), in connection with the Agreement and Plan of Merger by and among Carmike, Badlands Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of Carmike (“Merger Sub”), and Digital Cinema Destinations Corp., a Delaware corporation (“Digiplex”), dated as of May 15, 2014 (the “Merger Agreement”), pursuant to which Merger Sub shall be merged with and into Digiplex with Digiplex surviving (the “Merger”) on the terms and conditions set forth therein. At your request, and in connection with the filing of the Form S-4 (the “Registration Statement”), including the joint proxy statement/prospectus forming a part thereof, we are rendering our opinion concerning certain United States federal income tax matters. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In rendering our opinion, we have examined such documents as we have deemed appropriate, including (i) the Merger Agreement, (ii) the Registration Statement on Form S-4, and (iii) the representation letters of Carmike (together with Merger Sub) and Digiplex delivered to us for purposes of this opinion (the “Representation Letters”), containing representations about factual matters relating to the proposed Merger. In addition, we have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, and other instruments and have made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

We have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time, (iii) the factual representations made by Carmike, Merger Sub and Digiplex in the Representation Letters are and will remain accurate and complete at all times up to and including the Effective Time, and (iv) any factual representations made in the Merger Agreement or the Representation Letters “to the knowledge of,” or based on the belief of, Carmike, Merger Sub, or Digiplex or similarly qualified are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time, in each case without such qualification. We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law:

(i)	The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

(ii)	The discussion set forth in the Registration Statement under the caption “United States Federal Income Tax Consequences of the Merger,” insofar as it purports to summarize matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitutes an accurate summary of the matters set forth therein in all material respects.

Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Carmike of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ King & Spalding LLP

King & Spalding LLP